SECOND AMENDED AND RESTATED CREDIT AGREEMENT


     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of May 24, 1995, between Optical Coating Laboratory, Inc., a Delaware corporation (the "Company"), and Bank of America National Trust and Savings Association (the "Bank").

     WHEREAS, the Company and the Bank are parties to that certain Amended and Restated Credit Agreement dated as of June 30, 1994, (as in effect as of the Effective Date of this Agreement, the "Credit Agreement"), pursuant to which the Bank has extended certain credit facilities to the Company.

     WHEREAS, the Company and the Bank wish to amend and restate the Credit Agreement in its entirety as set forth and subject to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree that from and after the date of this Agreement, the Credit Agreement is amended and restated in its entirety to provide as follows:


I                         DEFINITIONS

     1      Certain Defined Terms.  The following terms have the following meanings:

          "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

          "Agreement" means this Second Amended and Restated Credit
     Agreement.

          "Assignee" has the meaning specified in subsection
     11.08(a).

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introductory clause hereto.

          "Bank-Related Persons" means the Bank and its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Bank and its Affiliates.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section101, et seq.).

          "Base Rate" means, for any day, the higher of:
               (a)  0.50% per annum above the latest Federal Funds
     Rate; and
               (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." (The reference rate is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Birckhahn Guaranty" means the Guaranty 6019GT020948/92 issued by the Bank through its Frankfurt/Main branch as of December 29, 1992, in favor of Henning von Birckhahn and guaranteeing (in an amount not exceeding DM 6,000,000) certain obligations of the Company to Henning von Birckhahn.

          "Birckhahn Guaranty Documents" means the Birckhahn Guaranty and any other document, instrument, or agreement executed or delivered by the Company in connection with the Bank's issuance, renewal or other amendment of the Birckhahn Guaranty.

          "Birckhahn Guaranty Outstanding Amount" means, at any time, the amount guaranteed pursuant the Birckhahn Guaranty but not disbursed thereunder at such time, plus all amounts paid under the Birckhahn Guaranty by the Bank (including through its Frankfurt/Main branch or other branch, office or Affiliate) which have not yet been reimbursed, plus any other obligation or liability of the Company to the Bank (including any branch, office or Affiliate thereof) with respect to the Birckhahn Guaranty.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental
     Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of the Bank or of any corporation controlling the Bank.

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "Effective Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Bank (or, in the case of subsection 5.01(c), waived by the Person entitled to receive such payment).

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;
     (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;
     (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Equivalent Amount" means the equivalent of dollars in a foreign currency calculated at the spot rate for the purchase of such foreign currency with dollars as quoted by the Bank through its Foreign Exchange Trading Center #5193, San Francisco, California, or such other of the Bank's offices as it may designate from time to time, at approximately 8 a.m. (San Francisco time) two banking days (as such days are determined by the Bank with respect to such currency) prior to the relevant date.

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "Exchange Act" means the Securities and Exchange Act of
     1934, and regulations promulgated thereunder.

          "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Indemnified Liabilities" has the meaning specified in
     Section 11.05.

          "Indemnified Person" has the meaning specified in Section
     11.05.

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "L/C Amendment Application" means an application form for amendment of outstanding standby letters of credit as shall at any time be in use by the Bank.

          "L/C Borrowing" means an extension of credit resulting from a drawing under the Letter of Credit which shall not have been reimbursed on the date when made.

          "L/C-Related Documents" means the Letter of Credit, the letter of credit application(s) relating to the Letter of Credit, the L/C Amendment Applications and any other document relating to the Letter of Credit.

          "Letter of Credit" means that certain letter of credit
     #119323 in the face amount of $1,483,628 issued by the Bank for the account of the Company on April 29, 1987, as the same may be renewed or otherwise amended.

          "Loan" means an extension of credit by the Bank to the Company under the Credit Agreement prior to the Effective Date of this Agreement.

          "Loan Documents" means this Agreement, the L/C-Related
     Documents, the Birckhahn Guaranty Documents, and all other documents delivered to the Bank in connection herewith.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Subsidiary of any Loan Document.

          "Material Subsidiary" means Flex Products and, at any time, any other Subsidiary of the Company having at such time either (i) total (gross) revenues for the preceding four fiscal quarter period of 10% or more of the total (gross) revenues of the Company on a consolidated basis, or (ii) total assets, as of the last day of the preceding fiscal quarter, having a net book value of 10% or more of the net book value of the Company's consolidated total assets, in each case based upon the Company's most recent annual or quarterly financial statements delivered to the Bank under Section 7.01.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "New Syndicate Agreement" means the credit agreement providing for a $30,000,000 credit facility dated as of May 24, 1995 between the Company, the Bank as Issuing Bank and Agent for the Banks, and the financial institutions party to such agreement.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to the Bank or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

          "Participant" has the meaning specified in subsection
     11.08(b).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Reportable Event" means, any of the events set forth in
     Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

          "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Termination Date" means the earlier to occur of:
                    (a)  June 30, 1997; and
               (b) the date on which the Bank's commitment to continue the Letter of Credit and the Birckhahn Guaranty terminates in accordance with the provisions of this Agreement.

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each mean the United States of America.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

     2      Other Interpretive Provisions.

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (1) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (1) The term "including" is not limiting and means "including without limitation."

               (2) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d)    Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Bank, the Company and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

     3      Accounting Principles and Periods.  Unless the context
otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


II                         THE CREDIT

     1      Repayment of Loans.

          (a)    On the Effective Date of this Agreement:

               (1) The Bank's obligations to make Loans to the Company under the Credit Agreement and this Agreement shall terminate without necessity of further act of either or both the Bank and the Company.

               (2) Principal and interest of all Loans outstanding as of the opening of business on the Effective Date shall be due and payable by close of business on the Effective Date without necessity of further act of either or both the Bank and the Company.

     2      Computation of Interest and Fees, Default Interest.

          (a) All sums due under this Agreement and any Loan Document which are not paid when due shall accrue interest, payable on demand, at a rate per annum equal to the Base Rate plus three percentage points.

          (b) All computations of interest and fees under this Agreement shall be made on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

     3      Payments by the Company.  All payments to be made by the
Company shall be made without set-off, recoupment or counterclaim.
Except as otherwise expressly provided herein, all payments by the Company shall be made to the Bank at the address from time to time specified by the Bank for such purpose, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. (San Francisco, California time) on the date specified herein. Any payment received by the Bank later than 3:00 p.m. (San Francisco, California time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest.


III       THE LETTER OF CREDIT; THE BIRCKHAHN GUARANTY

     1      The Letter of Credit.

          (a) On the Effective Date of this Agreement, the Bank's obligation to issue letters of credit shall terminate without necessity of further act of either or both the Bank and the Company. On the terms and conditions set forth herein, and notwithstanding the preceding sentence, the Bank agrees to continue the Letter of Credit and, at the request of the Company, to amend the Letter of Credit in accordance with
Section 3.02 and to honor drafts under the Letter of Credit; provided, that the Bank shall not be obligated to amend the Letter of Credit if as of the date request for or the date of the proposed amendment there shall exist any outstanding L/C Borrowing.

          (b) The Bank shall be under no obligation to amend the Letter of Credit if:

               (1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from amending the Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the amending letters of credit generally or the Letter of Credit in particular or shall impose upon the Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Bank in good faith deems material to it;

               (2) one or more of the applicable conditions contained in Article V is not then satisfied;

               (3) the expiry date of the Letter of Credit as proposed to be amended, is (A) more than 360 days after the current expiration date or (B) after the Termination Date;

               (4) the Letter of Credit as proposed to be amended will not provide for drafts, or is not otherwise in form and substance acceptable to the Bank, or the amendment of the Letter of Credit shall violate any applicable policies of the Bank;

               (5) the Letter of Credit is to be used for any purpose other than for supporting workers compensation obligations of the Company in the ordinary course of business;

               (6) the Letter of Credit is to be denominated in a currency other than Dollars; or

               (7)    the amount of the Letter of Credit is to be increased.

     2      Amendment of the Letter of Credit.

          (a) From time to time while the Letter of Credit is outstanding and prior to the Termination Date, the Bank will, upon the written request of the Company received by the Bank at least five days prior to the proposed date of amendment, amend the Letter of Credit. Each such request for amendment of the Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank:

               (1) the proposed date of amendment of the Letter of Credit (which shall be a Business Day);

               (2)    the nature of the proposed amendment; and

               (3)    such other matters as the Bank may require.

The Bank shall be under no obligation to amend the Letter of Credit if:

               (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or

               (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

          (b) While the Letter of Credit is outstanding and prior to the Termination Date, at the option of the Company and upon the written request of the Company received by the Bank at least five days prior to the proposed date of notification of renewal, the Bank shall authorize the automatic renewal of the Letter of Credit. Each such request for renewal of the Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Bank:

               (1) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day);

               (2)    the revised expiry date of the Letter of Credit; and

               (3)    such other matters as the Bank may require.

The Bank shall be under no obligation so to renew the Letter of Credit if:

               (A) the Bank would have no obligation at such time to issue or amend the Letter of Credit in its renewed form under the terms of this Agreement; or

               (B) the beneficiary of the Letter of Credit does not accept the proposed renewal of the Letter of Credit.

If the Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Bank shall nonetheless be permitted (but not obliged) to allow such Letter of Credit to renew, and the Company hereby authorizes such renewal, and, accordingly, the Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

          (c) The Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of the Letter of Credit to be a date not later than the Termination Date.

          (d) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

     3      Uniform Customs and Practice.  The Uniform Customs and
Practice for Documentary Credits as most recently published by the International Chamber of Commerce prior to issuance of the Letter of Credit ("UCP") shall in all respects be deemed a part of this Article III as if incorporated herein and (unless otherwise expressly provided in the Letter of Credit) shall apply to the Letter of Credit.

     4      Drawings and Reimbursements.  In the event of any request
for a drawing under the Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Company. The Company shall reimburse the Bank prior to 11:00 a.m. (San Francisco, California time), on each date that any amount is paid by the Bank under the Letter of Credit, in an amount equal to the amount so paid by the Bank. If the Company fails to reimburse the Bank for the full amount of any drawing under the Letter of Credit by 11:00 a.m. (San Francisco, California time) on such date, the Company shall be deemed to have incurred from the Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable without demand on the date when made (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus three percentage points.

     5      The Birckhahn Guaranty.  The Bank (through its
Frankfurt/Main branch) has issued the Birckhahn Guaranty on behalf of the Company. The Company agrees that, except to the extent explicitly provided to the contrary in the Birckhahn Guaranty Documents, the Company shall immediately reimburse the Bank for all sums paid by the Bank (including through its Frankfurt/Main branch or any other branch, office or Affiliate) under the Birckhahn Guaranty, and such reimbursement shall be in Deutsche Marks or the Equivalent Amount in Dollars, as requested by the Bank. This Agreement shall control in the event of any conflict with any Birckhahn Guaranty Document (other than the Birckhahn Guaranty). Any reimbursement not made when due shall bear interest at a rate per annum equal to the Base Rate plus three percentage points.

     6      Obligations Absolute.  The obligations of the Company
under this Agreement and any L/C-Related Document or Birckhahn Guaranty Document to reimburse the Bank for a drawing under a Letter of Credit or the Birckhahn Guaranty, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document or Birckhahn Guaranty Document under all circumstances.

     7      Cash Collateral Pledge.  Upon the request of the Bank,
(i) if, as of the Termination Date, the Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, or
(ii) if, as of June 30, 1997, the Birckhahn Guaranty may for any reason remain outstanding and partially or wholly undrawn, or (iii) in addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, then, the Company shall within two Business Days provide to the Bank cash collateral in an amount equal to the sum of (a) the aggregate undrawn amount of the Letter of Credit plus the outstanding L/C Borrowings plus (b) the Birckhahn Guaranty Outstanding Amount.

     8      Letter of Credit and Birckhahn Guaranty Fees.

          (a) The Company shall pay to the Bank a letter of credit and bank guaranty fee with respect to the Letter of Credit and the Birckhahn Guaranty equal to 1.25% per annum of the average daily maximum amount available to be drawn on the Letter of Credit and the Birckhahn Guaranty, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based on the outstanding amount of the Letter of Credit for that quarter and the Equivalent Amount of the outstanding amount of the Birckhahn Guaranty for that quarter, as calculated by the Bank. Such letter of credit and bank guaranty fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which either or both of the Letter of Credit and the Birckhahn Guaranty are outstanding, commencing on the first such quarterly date to occur after the date of this Agreement through the Termination Date (or such later date upon which the Letter of Credit or the Birckhahn Guaranty shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

          (b) The Company shall pay to the Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to letters of credit as from time to time in effect.


IV                 TAXES AND YIELD PROTECTION

     1      Taxes.

          (a)    (i)  If any taxes (other than taxes on net income
(A) imposed by the country or any subdivision of the country in which the Bank's principal office or actual lending office is located and
(B) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement and any instrument or agreement required hereunder were exempt from taxes levied by the Company's country) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder including, but not limited to, payments made pursuant to this Section, the Company shall pay all such taxes and shall also pay to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

                    (ii)  The additional amounts necessary to
preserve the after-tax yield the Bank would have received if such taxes had not been imposed shall be calculated pursuant to the formula:

                               (w)(t)(i)
                         y = -----------
                                 1-w-t

where the terms are defined as follows:

               y = additional payment to be made to the Bank

               w = withholding tax rate levied by foreign
                   government

               t = the Bank's combined Federal and state tax rate

               i = amount of interest to be paid on credit (computed
                   by using the applicable rate plus quoted spread)

               1 = one


          (b) The Company will provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by the Company pursuant to subsection (a) above. The Company will deliver receipts to the Bank within 30 days after the due date for the related tax.

     2      Increased Costs and Reduction of Return.

          (a) If the Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, or maintaining any credit hereunder, then the Company shall be liable for, and shall from time to time, upon demand, pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

          (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or any applicable lending office of the Bank) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its commitment under this Agreement, the Letter of Credit, the Birckhahn Guaranty, or other obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

     3      Survival.  The agreements and obligations of the Company
in this Article IV shall survive the payment of all other Obligations.


V                     CONDITIONS PRECEDENT

     1      Conditions to Effective Date.  This Agreement shall be
effective on the date (the "Effective Date") in which the Bank has received all of the following, in form and substance satisfactory to the Bank:

          (a)    Credit Agreement.  This Agreement executed by the Company;

          (b)    Resolutions; Incumbency.

               (1) Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Effective Date by the Secretary of the Company; and

               (2) A certificate of the Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of the Bank to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Bank's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Bank); including any such costs, fees and expenses arising under or referenced in Section 11.04;

          (d) Certificate. A certificate signed by a Responsible Officer or any authorized vice president of the Company, dated as of the Effective Date, stating that:

               (1)    the representations and warranties contained in
     Article VI are true and correct on and as of such date, as though made on and as of such date;

               (2) no Default or Event of Default exists or would result from the execution and delivery of this Agreement;

               (3) there has occurred since October 31, 1994, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (e) Legal Opinion. An opinion of Collette & Erickson, counsel to the Company and addressed to the Bank, substantially in the form of Exhibit D; and

          (f) Other Documents. Such other approvals, opinions, documents or materials as the Bank may reasonably request.

     2      Conditions to Amendment of the Letter of Credit.  The
obligation of the Bank to amend the Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant amendment date:

          (a) L/C Amendment/Application. The Bank shall have received a properly completed L/C Amendment Application;

          (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such amendment date with the same effect as if made on and as of such amendment date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (c) No Existing Default. No Default or Event of Default shall exist or shall result from such amendment.

Each L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such amendment date, that the conditions in Section 5.02 are satisfied.


VI               REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Bank that:

     1      Corporate Existence and Power.  The Company and each of
its Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     2      Corporate Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

          (a)    contravene the terms of any of the Company's
Organization Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

          (c)    violate any Requirement of Law.

     3      Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document. In providing the representations and warranties in this Section, the Company has assumed that, other than the Company and its Subsidiaries, no party to the Agreement or any of the other Loan Documents is subject to any statute, rule or regulation, or to any impediment to which contracting parties are generally not subject, which requires the Company, any of its Subsidiaries or any other Person to obtain approval, consent, exemption, authorization or other action by, or to provide notice to, or filing with, any Governmental Authority in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Subsidiaries of the Agreement or any other Loan Document.

     4      Binding Effect.  This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     5      Litigation.  Except as specifically disclosed in Schedule
6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6      No Default.  No Default or Event of Default exists or
would result from the incurring of any Obligations by the Company.
As of the Effective Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default under subsection 9.01(e).

     7      ERISA Compliance.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to
Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title
IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     8      Margin Regulations.  Neither the Company nor any Subsidiary
is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     9      Title to Properties.  The Company and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Effective Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     10     Taxes.  The Company and its Subsidiaries have filed all
Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     11     Financial Condition.

          (a) The unaudited consolidated financial statement of the Company and its Subsidiaries dated January 31, 1995, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:

               (1) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year end audit adjustments;

               (2) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

               (3) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

          (b)       Since October 31, 1994, there has been no Material
Adverse Effect.

     12     Environmental Matters.  The Company conducts in the
ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     13     Regulated Entities.  None of the Company, any Person
controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     14     No Burdensome Restrictions.  Neither the Company nor any
Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     15     Copyrights, Patents, Trademarks and Licenses, etc.  The
Company or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.05, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     16     Subsidiaries.  As of the Effective Date, the Company has
no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part
(b) of Schedule 6.16.

     17     Insurance.  Except as specifically disclosed in Schedule
6.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

     18     Full Disclosure.  None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Bank prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

VII                    SPECIAL COVENANTS

     If the New Syndicate Agreement terminates or if the Bank's Pro Rata Share (as defined in the New Syndicate Agreement) in the credit facilities under the New Syndicate Agreement is 50% or less, the Company agrees that from and after of the first of such events to occur, and so long as the Letter of Credit or the Birckhahn Guaranty shall remain outstanding or any Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing, the Company shall comply with each covenant contained in the articles titled "Affirmative Covenants" and Negative Covenants" of the New Syndicate Agreement as in effect immediately prior to the earlier of such termination or reduction of the Pro Rata Share to 50% or less. Each reference in each covenant to the "Agent", the "Majority Banks", the "Banks", etc. shall be deemed a reference to the Bank.


VIII                   NEGATIVE COVENANTS

     So long as the Letter of Credit or the Birckhahn Guaranty shall remain outstanding, or any Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

     1      Use of Proceeds.

          (a) The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Letter of Credit or the Birckhahn Guaranty, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to
Section 13 or 14 of the Exchange Act.

          (b) The Company shall not, directly or indirectly, use any portion of the Letter of Credit or the Birckhahn Guaranty (i) knowingly to purchase Ineligible Securities from BA Securities, Inc. (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933
(12 U.S.C. Section 24, Seventh), as amended.


IX                     EVENTS OF DEFAULT

     1      Event of Default.  Any of the following shall constitute an
"Event of Default":

          (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal due to the Bank under its reimbursement obligation for the Letter of Credit or the Birckhahn Guaranty, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c)    Other Defaults.

               (1) The Company fails to perform or observe any term, covenant, or agreement contained in the affirmative or negative covenant articles of the New Syndicate Agreement when required to comply with such articles pursuant to Article VII of this Agreement and, under the terms of the New Syndicate Agreement, such breach is an Event of Default (as defined therein) and no grace period is provided therein; or

               (2) The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document (including any other term or covenant contained in the New Syndicate Agreement when required to comply with the affirmative and negative covenants of the New Syndicate Agreement and not falling within clause
(1) of this subsection) and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

          (d) Cross-Default. The Company or any Subsidiary (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement, including but not limited to the New Syndicate Agreement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (e) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (f)    Involuntary Proceedings.

               (1) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

               (2) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or

               (3) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (g)    ERISA.

               (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000;

               (2) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $1,000,000; or

               (3) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

          (h) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 20 days after the entry thereof; or

          (i) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j) Change of Control. More than 50% of the Company's issued and outstanding common stock is owned as a block by a Person or Persons acting in concert with Persons other than the Persons who own the Company's stock on the date of this Agreement, if such change of control continues for a period of 30 days from the earlier of (i) the date the Company advises Bank of such change of control or (ii) the date Bank advises the Company that such change of control will be an Event of Default upon the lapse of such 30-day period; or

          (k) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any Subsidiary, or the Company or any Subsidiary for any reason loses any material license, permit or franchise, or the Company or any Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; provided, however, that to the extent any of the foregoing shall occur with respect to a Subsidiary, it shall not constitute an Event of Default unless such occurrence could reasonably be expected to have a Material Adverse Effect; or

          (l)    Adverse Change.  There occurs a Material Adverse Effect.

     2      Remedies.  If any Event of Default occurs, the Bank may:
(a) declare the commitment of the Bank to continue the Letter of Credit and/or the Birckhahn Guaranty to be terminated, whereupon such commitment shall be terminated; (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under the Letter of Credit and/or the Birckhahn Guaranty (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under the Letter of Credit or the Birckhahn Guaranty shall have been drawn upon, as applicable) to be immediately due and payable, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and (c) exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section
9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), any obligation of the Bank to continue the Letter of Credit shall automatically terminate and all amounts as aforesaid shall automatically become due and payable without further act of the Bank.

     3      Rights Not Exclusive.  The rights provided for in this
Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


X                   DELIBERATELY LEFT BLANK


                                XI

                         MISCELLANEOUS

     1      Amendments and Waivers.  No amendment or waiver of any
provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     2      Notices.

          (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other party, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Bank.

          (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or X shall not be effective until actually received by the Bank, and notices pursuant to
Article III to the Bank shall not be effective until actually received by the Bank at the address specified for such notices on the applicable signature page hereof.

          (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay sums due under this Agreement or any Loan Document shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     3      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     4      Costs and Expenses.  The Company shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand (subject to subsection 5.01(c)) for all costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by the Bank with respect thereto; and

          (b) pay or reimburse the Bank within five Business Days after demand (subject to subsection 5.01(c)) for all costs and expenses
(including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Company's obligations under this Agreement or any other Loan Document (including in connection with any "workout" or restructuring regarding the Letter of Credit, the Birckhahn Guaranty, this Agreement or any other Loan
Document and including in any Insolvency Proceeding or appellate proceeding).

     5      Company Indemnification.  Whether or not the transactions
contemplated hereby are consummated, the Company shall indemnify and hold the Bank-Related Persons, and the Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of sums due under this Agreement, the termination of the Letter of Credit and the Birckhahn Guaranty) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Letter of Credit or the Birckhahn Guaranty or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     6      Payments Set Aside.  To the extent that the Company makes
a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     7      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.

     8      Assignments, Participations, etc.

          (a) The Bank may at any time, with the prior consent of the Company (other than any time after occurrence of an Event of Default), which consent shall not be unreasonably withheld, assign and delegate to one or more commercial banks (each an "Assignee") all, or any part of all, of the rights and obligations of the Bank hereunder, in a minimum amount of $1,000,000; provided, however, that the Company may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company by the Bank and the Assignee.

          (b) The Bank may at any time, without notice to or consent of the Company, sell to one or more commercial banks or other Persons (a "Participant") participating interests in any interests of the Bank (the "originating Bank") hereunder and under the other Loan Documents.

          (c)  [deliberately left blank]

          (d) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or 31 CFR Section203.15, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     9      Confidentiality.  The Bank agrees to take and to cause its
Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority;
(B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law;
(D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates.

     10     Set-off.  In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the obligations of the Company to the Bank under this Agreement or any other Loan Document have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     11     [Deliberately left blank].

     12     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     13     Severability.  The illegality or unenforceability of any
provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     14     No Third Parties Benefited.  This Agreement is made and
entered into for the sole protection and legal benefit of the Company and the Bank and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     15     Governing Law and Jurisdiction.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF
THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND THE BANK EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY AND THE BANK EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER
MEANS PERMITTED BY CALIFORNIA LAW.

     16     Waiver of Jury Trial.  THE COMPANY AND THE BANK EACH WAIVE
THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF
ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE
OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY
OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY BANK-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     17     Deliberately Left Blank.

     18     Automatic Debit of Fees.  With respect to any commitment fee, arrangement fee, or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Bank under the Loan Documents, the Company hereby irrevocably authorizes the Bank to debit any deposit account of the Company with the Bank in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Bank's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first above written.

                             OPTICAL COATING LABORATORY, INC.


                             By:
                             Name:
                             Title:



                             ADDRESS FOR NOTICES:

                             2789 Northpoint Parkway
                             Santa Rosa, CA  95407-7397
                             Attention:  Josef Wally,
                                         Vice President and
                                         Corporate Controller
                                         Joseph C. Zils,
                                         Vice President
                                         and Secretary
                             Telephone:  (707) 545-6440
                             Facsimile:  (707) 525-6840


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION


                             By:
                             Name:
                             Title: Vice President


                             NOTICES:

                             Bank of America National Trust and
                             Savings Association
                             555 California St., 41st Floor
                             San Francisco, California 94104
                             Attention: Richard E. Bryson
                                        Vice President, #3838
                              Telephone: (415) 622-
                              Facsimile: (415) 622-4585





















                  SECOND AMENDED AND RESTATED
                        CREDIT AGREEMENT

                    DATED AS OF MAY 24, 1995

                            BETWEEN

                OPTICAL COATING LABORATORY, INC.

                              AND

                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION


















                       TABLE OF CONTENTS

                                                            Page



                           ARTICLE I
                          DEFINITIONS                          1
          1.01  Certain Defined Terms                          1
          1.02  Other Interpretive Provisions                  8
          1.03  Accounting Principles and Periods              9


                           ARTICLE II
                           THE CREDIT                          9
          2.01  Repayment of Loans                             9
          2.02  Computation of Interest and Fees,
                Default Interest                               9
          2.03  Payments by the Company                        9


                          ARTICLE III
          THE LETTER OF CREDIT; THE BIRCKHAHN GUARANTY        10
          3.01  The Letter of Credit.                         10
          3.02  Amendment of the Letter of Credit             11
          3.03  Uniform Customs and Practice                  12
          3.04  Drawings and Reimbursements                   12
          3.05  The Birckhahn Guaranty                        13
          3.06  Obligations Absolute                          13
          3.07  Cash Collateral Pledge                        13
          3.08  Letter of Credit and Birckhahn Guaranty Fees  13


                           ARTICLE IV
                   TAXES AND YIELD PROTECTION                 14
          4.01  Taxes.                                        14
          4.02  Increased Costs and Reduction of Return       15
          4.03  Survival                                      15


                           ARTICLE V
                      CONDITIONS PRECEDENT                    16
          5.01  Conditions to Effective Date                  16
                (a)  Credit Agreement                         16
                (b)  Resolutions; Incumbency                  16
                (c)  Payment of Fees                          16
                (d)  Certificate                              16
                (e)  Legal Opinion                            16
                (f)  Other Documents                          17
          5.02  Conditions to Amendment of the
                Letter of Credit                              17
                (a)  L/C Amendment/Application                17
                (b)  Continuation of Representations
                     and Warranties                           17
                (c)  No Existing Default                      17


                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES               17
          6.01  Corporate Existence and Power                 17
          6.02  Corporate Authorization; No Contravention     18
          6.03  Governmental Authorization                    18
          6.04  Binding Effect                                18
          6.05  Litigation                                    18
          6.06  No Default                                    19
          6.07  ERISA Compliance                              19
          6.08  Margin Regulations                            20
          6.09  Title to Properties                           20
          6.10  Taxes                                         20
          6.11  Financial Condition                           20
          6.12  Environmental Matters                         20
          6.13  Regulated Entities                            21
          6.14  No Burdensome Restrictions                    21
          6.15  Copyrights, Patents, Trademarks
                and Licenses, etc.                            21
          6.16  Subsidiaries                                  21
          6.17  Insurance                                     21
          6.18  Full Disclosure                               21


                          ARTICLE VII
                       SPECIAL COVENANTS                      22


                          ARTICLE VIII
                       NEGATIVE COVENANTS                     22
          8.01  Use of Proceeds                               22


                           ARTICLE IX
                       EVENTS OF DEFAULT                      23
          9.01  Event of Default                              23
                (a)  Non-Payment                              23
                (b)  Representation or Warranty               23
                (c)  Other Defaults                           23
                (d)  Cross-Default                            24
                (e)  Insolvency; Voluntary Proceedings        24
                (f)  Involuntary Proceedings                  24
                (g)  ERISA                                    25
                (h)  Monetary Judgments                       25
                (i)  Non-Monetary Judgments                   25
                (j)  Change of Control                        25
                (k)  Loss of Licenses                         25
                (l)  Adverse Change                           26
          9.02  Remedies                                      26
          9.03  Rights Not Exclusive                          26


                           ARTICLE X
                    DELIBERATELY LEFT BLANK


                           ARTICLE XI
                         MISCELLANEOUS                        26
          11.01  Amendments and Waivers                       26
          11.02  Notices                                      27
          11.03  No Waiver; Cumulative Remedies               27
          11.04  Costs and Expenses                           28
          11.05  Company Indemnification                      28
          11.06  Payments Set Aside                           29
          11.07  Successors and Assigns                       29
          11.08  Assignments, Participations, etc.            29
          11.09  Confidentiality                              29
          11.10  Set-off                                      30
          11.11  [Deliberately left blank]                    30
          11.12  Counterparts                                 30
          11.13  Severability                                 31
          11.14  No Third Parties Benefited                   31
          11.15  Governing Law and Jurisdiction               31
          11.16  Waiver of Jury Trial                         31
          11.17  Deliberately Left Blank                      32
          11.18  Automatic Debit of Fees                      32